Exhibit 99.1

October 28, 2010

Dow Reports Third Quarter Results
Earnings (ex. certain items) More Than Doubled to 54 Cents Per Share from 24 Cents Per Share on Sales Growth of 23 percent(1) with Broad-Based Volume Gains in All Geographic Areas and in All
Operating Segments; Combined Performance Segments Deliver Continued EBITDA Margin(2) Expansion

Third Quarter 2010 Highlights

•
Dow reported earnings of $0.45 per share. The Company delivered earnings of $0.54 per share excluding certain items,(3) compared with earnings of $0.24 per share in the year-ago period excluding certain items and discontinued operations.

•
EBITDA(2) rose more than $350 million to more than $1.9 billion, the highest level since second quarter of 2008. EBITDA margin at a Company level was 15 percent, with margin in the combined Performance segments again expanding. This was driven by the Performance Products and Performance Systems operating segments, which together delivered an EBITDA increase of 30 percent, and margin expansion of more than 275 basis points.

•
Reported sales increased 7 percent versus last year. Sales were up 23 percent excluding the impact of divestitures with double-digit gains reported in all geographic areas and in all operating segments.

•
Sales in emerging geographies increased 19 percent and surpassed $4 billion in the quarter for the first time in the Company’s history, with particular strength in Electronic Materials (up 45 percent) and Health and Agricultural Sciences (up 22 percent).

•
Volume increased 14 percent, with gains in all geographic areas and all operating segments. The largest increases were reported in Europe, Middle East and Africa (up 16 percent), and North America (up 15 percent). A double-digit volume gain was reported in the combined Performance segments. At the Company level, volume rose 8 percent versus last quarter excluding Health and Agricultural Sciences, with gains in all geographic areas.

•
Price increased 9 percent year-over-year, with gains in all geographic areas. This increase more than offset a $585 million increase in purchased feedstock and energy costs. While the largest increases were reported in the combined Basics segments, Coatings and Infrastructure and Performance Products reported double-digit price gains.

•	Dow’s global operating rate was 86 percent, up 6 percentage points from last quarter and representing the highest levels since the first quarter of 2008.

•	Net debt to total capitalization declined more than 200 basis points to 44 percent, primarily due to $1 billion of cash flow from operating activities and continued debt repayment.

•
Equity earnings were $251 million, up more than 10 percent from the year-ago period, led by increases in MEGlobal and the Company’s joint ventures in Kuwait. Equity earnings have exceeded $1 billion for the trailing four-quarter period.

•
The Company continued to exceed its growth synergy targets related to the acquisition of Rohm and Haas, delivering more than $975 million in sales on a run-rate basis, exceeding the year-end target of $500 million.

(1)	Sales, price and volume comparisons are presented excluding divestitures.
(2)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA margin is defined as EBITDA as a percentage of sales. EBITDA and EBITDA margin are presented excluding certain items(3)  unless otherwise specified. A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided following the Operating Segments table.

(3)	See Supplemental Information at the end of the release for a description of these items.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow’s transformed portfolio delivered accelerated earnings growth this quarter, resulting in a two-fold increase over last year. Continued solid demand recovery in North America and Europe – coupled with sustained momentum in emerging geographies, which represented more than $4 billion of our overall sales in the quarter – drove robust revenue gains across all of our operating segments and in every geographic area. Our operating rates reached levels not seen since the first quarter of 2008, reflecting both broad-based demand growth and a return to our signature operational excellence capabilities.

“In particular, our Performance Products and Performance Systems operating segments achieved impressive results, with EBITDA up 30 percent over last year. Notably, the margin for our combined Performance segments has now expanded for five out of the last six quarters. Additionally, our joint ventures have now contributed more than $1 billion in equity earnings over the last 12 months. These results clearly demonstrate our strategy is continuing to deliver and that we have regained our momentum to transform Dow into an earnings growth company.”

	Three Months Ended
In millions, except per share amounts	Sept 30, 2010	Sept 30, 2009
Net Sales	$12,868	$12,046
Net Sales, excluding Divestitures	$12,868	$10,422

Net Income from Continuing Operations	$597	$799
Net Income from Continuing Operations, excluding Certain Items	$705	$357

Earnings per Common Share	$0.45	$0.63
Earnings per Common Share, excluding Certain Items and Discontinued Operations in 2009	$0.54	$0.24

Review of Third Quarter Results

Note: All sales, price and volume comparisons are presented excluding divestitures. EBITDA is presented on a reported basis unless otherwise specified.

The Dow Chemical Company (NYSE: DOW) delivered sales of $12.9 billion in the third quarter of 2010, a 23 percent increase compared with the same period last year. Top-line growth was driven by a 14 percent increase in volume and a 9 percent increase in price. Double-digit sales gains were reported in all geographic areas, with the largest increases in North America (27 percent) and Latin America (24 percent). All operating segments reported double-digit sales increases.

Broad-based price gains were achieved in all geographic areas, led by Latin America (13 percent) and North America (12 percent). All operating segments reported year-over-year price increases except Health and Agricultural Sciences (down 7 percent) and Electronic and Specialty Materials (down 1 percent). The largest price gains were reported in the combined Basics segments, which collectively posted a 17 percent increase. The Company’s price gains more than overcame a $585 million increase in purchased feedstock and energy costs.

At a Company level, volume grew 14 percent, with gains reported in all geographic areas and in all operating segments. Double-digit demand growth was reported in all operating segments, with the exception of Basic Plastics (up 5 percent) and Coatings and Infrastructure (up 1 percent).

On a geographic basis, the largest demand growth was reported in Europe, Middle East and Africa (EMEA) (16 percent) and North America (15 percent). Demand in Latin America rose by 11 percent, primarily due to strong volume growth in Health and Agricultural Sciences. Volume in Asia Pacific increased 8 percent, led by gains in Electronic and Specialty Materials.

At a Company level, EBITDA excluding certain items rose more than $350 million to over $1.9 billion. This represents the highest EBITDA level since the second quarter of 2008. EBITDA margin at a Company level was 15 percent, rising nearly 200 basis points year-over-year.

EBITDA margin in the combined Performance segments again expanded, excluding certain items. This was primarily driven by the Performance Systems and Performance Products operating segments, which together reported a 30 percent increase in EBITDA and margin expansion of more than 275 basis points. The combined Performance segments have now expanded EBITDA margin year-over-year for five of the last six quarters.

Net income from continuing operations excluding certain items was $705 million, up compared with $357 million in the third quarter of 2009.

Reported earnings for the current quarter were $0.45 per share, compared with $0.63 per share in the third quarter of 2009, which included gains from the divestitures of ownership stakes in Total Raffinaderij Nederland N.V. (TRN) and the OPTIMAL Group of Companies.

The Company earned $0.54 per share in the quarter, excluding certain items. This compares with earnings of $0.24 per share in the same quarter last year, excluding certain items and discontinued operations. Certain items in the current quarter consisted of Rohm and Haas integration costs of $0.02 per share; an after-tax adjustment of $0.02 per share to the loss on the divestiture of Styron; a charge associated with a labor-related litigation matter of $0.03 per share; and a loss on the early extinguishment of debt of $0.02 per share. (See supplemental information at the end of the release for a description of certain items affecting results.)

Dow’s global operating rate was 86 percent, up 8 percentage points year-over-year and up 6 percentage points sequentially. This represents the highest operating rate since the first quarter of 2008.

Selling, General and Administrative (SG&A) expenses declined 6 percent from the same period last year despite a 9 percent increase in Health and Agricultural Sciences, which was driven by new product launches and commercial activities related to recent seed acquisitions.

Research and Development (R&D) expenses were essentially flat with the year-ago period. The Company continued to preferentially invest in the technology pipeline of its combined Performance businesses, most notably Health and Agricultural Sciences, which reported a 14 percent increase in R&D investment.

Equity earnings were $251 million, up more than 10 percent from the year-ago period, led by increases in MEGlobal and the Company’s joint ventures in Kuwait. Equity earnings for the trailing four-quarter period have exceeded $1 billion.

Dow continued to make solid progress in deleveraging its balance sheet. Net debt(4) to total capitalization fell more than 200 basis points to 44.2 percent from 46.5 percent in the second quarter of 2010. This was primarily due to $1 billion of cash flow from operating activities, as well as continued debt repayment.

(4)
Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and Cash equivalents” and “Marketable securities and interest-bearing deposits.”

The Company continued to exceed its growth synergy target related to the acquisition of Rohm and Haas. On a run-rate basis, growth synergies totaled more than $975 million. This represents an increase of more than 40 percent from the second quarter of 2010.

“Dow’s transformed portfolio delivered accelerated earnings growth this quarter, resulting in a two-fold increase over last year,” said Andrew N. Liveris, Dow’s chairman and chief executive officer.  “Continued solid demand recovery in North America and Europe – coupled with sustained momentum in emerging geographies, which represented more than $4 billion of our overall sales in the quarter – drove robust revenue gains across all of our operating segments and in every geographic area. Our operating rates reached levels not seen since the first quarter of 2008, reflecting both broad-based demand growth and a return to our signature operational excellence capabilities.

“In particular, our Performance Products and Performance Systems operating segments achieved impressive results, with EBITDA up 30 percent over last year. Notably, the margin for our combined Performance segments has now expanded for five out of the last six quarters. Additionally, our joint ventures have now contributed more than $1 billion in equity earnings over the last 12 months. These results clearly demonstrate our strategy is continuing to deliver and that we have regained our momentum to transform Dow into an earnings growth company.”

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.4 billion, up 12 percent from the same quarter last year. Volume increased 13 percent, while price was down 1 percent. In the Electronic Materials business, the recovery in electronics end-markets that started in the second quarter of 2009 continued, with significant demand improvements year-over-year. This was particularly true in Asia Pacific where the business saw volume growth of 30 percent, as foundry utilization rates remained high and emerging regions provided solid demand for electronic devices. The highest demand growth was reported in Display Technologies and Growth Technologies, both of which had over 50 percent volume gains, driven by strong end-market demand for televisions and computer monitors, as well as gains in the advanced packaging growth platform. The business achieved several customer wins in the quarter related to its technologies for chemical mechanical planarization pads and slurries, metallization materials and optical filters for advanced plasma displays.

Sales in Specialty Materials rose versus the same period last year, with double-digit volume gains in Dow Microbial Control, Dow Water and Process Solutions and Dow Wolff Cellulosics and volume growth in all geographic areas. Dow Microbial Control reported double-digit volume gains in all geographic areas, with particular strength in energy end-markets in North America. Dow Water and Process Solutions reported double-digit volume growth for its reverse osmosis membranes and ion exchange resins, with notable strength in Asia Pacific, where demand for these products rose over 30 percent. Dow Home and Personal Care reported the strongest volume improvement in Latin America, as brand owners continue to place greater focus on growth in emerging regions.

Equity earnings were $98 million, reflecting continued strong performance at Dow Corning. This compares with equity earnings of $94 million in the same period last year. EBITDA for the segment was $426 million, which compares with EBITDA of $407 million in the same period last year.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.3 billion, up 11 percent compared with the same period last year. Volume rose 1 percent year-over-year, and price was up 10 percent. Volume and price gains were reported in all geographic areas. Dow Coating Materials reported double-digit sales gains in both architectural and industrial coatings. Tight epoxy fundamentals, particularly in epoxy intermediates, drove pricing in industrial coatings, with double-digit price gains in all geographic areas. In architectural coatings, continued weak construction end-markets in the developed economies were offset by robust volume growth in Asia Pacific, where the business continues to benefit from new products that were launched in the region. Additionally, the business reported year-over-year volume growth in North America architectural coatings due in part to customer wins related to recently launched, unique innovations for residential paint end-markets. Sequentially, margin expansion was seen in the architectural coatings business, due in part to pricing gains and resumed production of key raw materials from the Company’s Deer Park production facility. Dow Building and Construction reported volume growth in all geographic areas except North America, which was primarily impacted by weakening new housing starts in the United States. While residential and commercial construction end-markets remain weak, the business’ construction chemicals portfolio is benefiting from trends toward remodeling, with double-digit volume growth reported for these products. Dow Adhesives and Functional Polymers reported demand growth in all geographic areas, with the largest increase in North America, driven by a rebound in demand for industrial laminates, as well as growth projects involving the business’ specialty labels and tapes.

EBITDA for the segment was $225 million, which compares with EBITDA of $213 million in the same period last year.

Health and Agricultural Sciences

Health and Agricultural Sciences sales were $948 million, up 19 percent compared with the year-ago period. Volume increased 26 percent, more than offsetting a 7 percent price decline. Agricultural chemical volume increased in part due to range and pasture herbicide growth, coupled with the continued success of new agricultural chemical products in North America and Latin America. Seeds, Traits and Oils posted significant volume gains in corn, cotton and soybeans. In both corn and cotton, the business gained share. Preliminary Dow AgroSciences data from nearly 50 percent of its U.S. Corn Belt replicated trials on SmartStax™ hybrids shows the positive performance of the trait technology that enables SmartStax to deliver higher whole-farm yield potential to growers.

EBITDA for the segment was a loss of $12 million, which compares with earnings of $5 million in the year-ago period.

Performance Systems

Sales in Performance Systems were $1.6 billion, up 16 percent compared with the same quarter last year. Volume increased 12 percent and price was up 4 percent. Volume increased in all geographic areas and in all businesses. Dow Automotive Systems reported a double-digit improvement in volume, led by strong demand in Asia Pacific and North America. The business reported double-digit demand growth for its technology-differentiated products used in acoustical, glass bonding and body structure applications. Additionally, the business reported a demand increase of more than 20 percent for both its polyurethane foams and systems formulations. Dow Elastomers reported sales growth versus last year, primarily driven by volume growth in North America and EMEA. A modest drop in automotive end-market demand in China was more than offset by robust demand in North America, where the business gained share. Dow Formulated Systems reported double-digit sales gains in all geographic areas, resulting in volume growth

TM SmartStax multi-event technology developed by Dow AgroSciences and Monsanto. SmartStax is a trademark of Monsanto Technology, LLC.

of more than 20 percent. The business continues to see robust demand for wind energy applications, particularly in Asia Pacific. In EMEA, the business reported particularly strong demand for rigid panel insulation, particularly in Russia. In North America the business also saw solid demand in infrastructure life preservation, particularly for road and bridge protection applications. Dow Wire and Cable reported a double-digit sales gain, with volume growth in most geographic areas. Demand growth in the emerging regions was led by Latin America, while North America and EMEA showed improvement as well, though government stimulus spending has yet to have a significant impact on activity.

EBITDA for the segment was $225 million in the quarter. This compares with EBITDA of $207 million in the year-ago period, which included $1 million of the Company’s gain on the sale of OPTIMAL.

Performance Products

Sales in Performance Products were $2.6 billion, up 25 percent compared with the same period last year. Volume rose 10 percent and price rose 15 percent. Double-digit demand growth was reported in North America and EMEA; volume also increased all businesses. Amines reported price and volume gains versus the year-ago period, with solid year-over-year pricing for ethyleneamines due to tight supply/demand balances globally. Polyglycols, Surfactants and Fluids reported sales gains in all geographic areas, with double-digit volume gains in North America and EMEA. Demand in these regions was particularly strong for lubricants, surfactants, and high temperature heat transfer fluids used in concentrated solar power applications. Epoxy reported a strong upturn in sales, with volume growth of more than 30 percent, led by EMEA and North America. Tight supply/demand fundamentals in the allylics chain, due to industry outages, drove strong demand growth, particularly for epichlorohydrin. Polyurethanes reported a strong increase in sales, primarily driven by price gains. Demand growth was recorded in all geographic areas except Asia Pacific, where the business chose to forego lower margin sales. Oxygenated Solvents reported a strong increase in sales, with volume growth of more than 20 percent. Demand gains were seen in all geographic areas, as the business reported strong growth in electronics, health and nutrition, lube oil additives and refrigerant end-markets.

EBITDA for the segment was $429 million. This compares with EBITDA of $438 million in the year-ago period, which included $140 million of the Company’s gain on the sale of OPTIMAL.

Basic Plastics

Sales in Basic Plastics were $2.6 billion, up 19 percent from the same quarter last year. Volume increased 5 percent and price was up 14 percent. Polyethylene reported a double-digit sales increase, driven primarily by price gains, which were recorded in all geographic areas. Double-digit demand growth was seen in North America where favorable feedstock costs enabled export opportunities to Asia Pacific. On a sequential basis, volume growth was most notable in Latin America, as sales returned following an unplanned outage that impacted results in the second quarter of 2010. Polypropylene also reported double-digit sales gains, led by strong pricing in all geographic areas resulting from tight supply of monomer and polymer due to industry operational issues.

Equity earnings for the segment were $63 million, compared with $55 million in the year-ago period. The increase was largely attributable to EQUATE, which benefited from capacity expansions versus last year. Basic Plastics EBITDA for the quarter was $731 million, which included a $2 million pretax adjustment to the gain on the divestiture of Styron. This compares with $590 million in the year-ago period.

Basic Chemicals

Sales in the Basic Chemicals segment were $757 million, up 33 percent from the same period last year. Volume increased 13 percent, with price up 20 percent. The Chlor-Alkali/Chlor-Vinyl business reported significantly higher sales, with double-digit volume growth in all geographic areas and strong pricing, particularly for caustic and vinyl chloride monomer. Strong global demand for caustic continued in the alumina and the pulp and paper industries, while tight supply in the industry supported continued price increases. Vinyl chloride monomer sales were higher due to robust U.S. polyvinyl chloride (PVC) export demand that more than offset continued weakness in construction end-markets in the United States. Ethylene Oxide/Ethylene Glycol (EO/EG) volumes were down from the year-ago period, mainly due to the shutdown of a facility in the United Kingdom. This was partly offset by strong pricing due to improved industry supply/demand fundamentals. In addition, the Chlorinated Organics business reported higher sales due to improved pricing in refrigerants, fluoropolymers and solvents applications.

Equity earnings increased to $92 million for the quarter, compared with $45 million in the year-ago period, due to improved results in MEGlobal and EQUATE. EBITDA for the quarter was $181 million. This compares with EBITDA in the year-ago period of $195 million, which included $187 million of the Company’s gain on the sale of OPTIMAL.

Outlook

Commenting on the Company’s outlook, Liveris said:

“Dow’s portfolio delivered strong volume gains in most of our operating segments as well as across every geographic area in the third quarter, giving us confidence that a sustained global economic recovery, led by emerging economies, is firming despite headwinds such as sovereign debt, high unemployment or asset bubble formation.

“Our view is that robust growth in emerging economies will continue as domestic demand in faster-growing geographies such as Brazil, Asia, Middle East and Eastern Europe is further strengthening in a number of leading end-markets, including amongst others infrastructure, transportation, and packaging. Growth is also expected to continue in China, where fiscal policy tightening measures have reduced asset bubble concerns.

“We are also encouraged to see signs of improved growth in North America and Europe, especially Germany, which point toward increased momentum in the developed regions. Many of Dow’s major end-markets – such as electronics, coatings, automotive and packaging amongst others – continue to show strength, despite ongoing headwinds from high unemployment and continued weakness in construction spending. We expect growth in the developed world will be at a slightly lower rate than experienced in the first half of the year – importantly, it is growth, nonetheless.

“Our new portfolio is now well-balanced to mitigate against a global slowdown with our strong and stable downstream market-driven sectors, our key presence in emerging geographies, and our high-performing plastics unit – which is positively leveraged to a commodity cycle rebound – all providing clear advantages as global growth proceeds on a more measured pace. As such, the Company remains poised to continue achieving margin expansion, as we have demonstrated for six consecutive quarters. We will remain focused on our strategic, operational, and financial goals to realize the full potential of our business portfolio, and continue to drive costs down to remain the most productive and efficient company in the industry. At the same time, we will preferentially drive investment in innovation for growth in all of our Performance businesses and in emerging geographies. This focus positions Dow well to deliver sustained earnings growth.”

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, Dow had annual sales of $45 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions, except per share amounts (Unaudited)	2010	2009	2010	2009
Net Sales	$12,868	$12,046	$39,903	$32,409
Cost of sales	10,841	10,386	33,962	28,288
Research and development expenses	403	400	1,217	1,073
Selling, general and administrative expenses	640	683	1,950	1,789
Amortization of intangibles	124	108	377	242
Restructuring charges (Note B)	-	-	29	681
Acquisition and integration related expenses (Note C)	35	21	98	121
Equity in earnings of nonconsolidated affiliates	251	224	799	411
Sundry income (expense) - net (Note D)	(10)	813	168	833
Interest income	7	6	24	27
Interest expense and amortization of debt discount	362	488	1,105	1,167
Income from Continuing Operations Before Income Taxes	711	1,003	2,156	319
Provision (Credit) for income taxes	114	204	348	(69)
Net Income from Continuing Operations	597	799	1,808	388
Income (Loss) from discontinued operations, net of income taxes (Note E)	-	(4)	-	110
Net Income	597	795	1,808	498
Net income (loss) attributable to noncontrolling interests	-	(1)	9	22
Net Income Attributable to The Dow Chemical Company	597	796	1,799	476
Preferred stock dividends	85	85	255	227
Net Income Available for The Dow Chemical Company Common Stockholders	$512	$711	$1,544	$249

Per Common Share Data:
Net income from continuing operations available for common stockholders	$0.45	$0.65	$1.37	$0.13
Discontinued operations attributable to common stockholders	-	(0.01)	-	0.11
Earnings per common share - basic	$0.45	$0.64	$1.37	$0.24

Net income from continuing operations available for common stockholders	$0.45	$0.64	$1.35	$0.13
Discontinued operations attributable to common stockholders	-	(0.01)	-	0.11
Earnings per common share - diluted	$0.45	$0.63	$1.35	$0.24

Common stock dividends declared per share of common stock	$0.15	$0.15	$0.45	$0.45
Weighted-average common shares outstanding - basic	1,128.0	1,108.4	1,123.6	1,020.0
Weighted-average common shares outstanding - diluted	1,145.5	1,120.7	1,140.7	1,029.4

Depreciation	$555	$601	$1,717	$1,680
Capital Expenditures	$497	$266	$1,188	$825

Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. As a result, the Company recorded restructuring charges of $677 million in the second quarter of 2009. In the first half of 2010, the Company recorded adjustments to the 2009 restructuring plan of $29 million. See Supplemental Information for additional information.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the third quarter of 2009, pretax charges totaling $21 million ($121 million year to date) were recorded for transaction and integration costs related to the acquisition. During the third quarter of 2010, integration costs totaled $35 million ($98 million year to date).

Note D: On September 1, 2009, the Company completed the sale of Total Raffinaderij Nederland N.V., a nonconsolidated affiliate, and recognized a net pretax gain of $457 million, which consisted of a $513 million gain on the sale included in “Sundry income (expense) – net,” offset by $56 million in hedging losses included in “Cost of sales.”

On September 30, 2009, the Company completed the sale of the OPTIMAL Group of Companies, nonconsolidated affiliates, and recognized a $328 million pretax gain.
In addition, the Company recognized a pretax loss on the early extinguishment of debt of $46 million in the third quarter of 2010 and $56 million in the third quarter of 2009.

Note E: On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million.  The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations in 2009.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets
	Sept. 30,	Dec. 31,
In millions (Unaudited)	2010	2009
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2010: $101)	$3,223	$2,846
Marketable securities and interest-bearing deposits	4	-
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2010: $136; 2009: $160)	4,899	5,656
Other	4,675	3,539
Inventories	7,283	6,847
Deferred income tax assets - current	585	654
Total current assets	20,669	19,542
Investments
Investment in nonconsolidated affiliates	3,271	3,224
Other investments (investments carried at fair value - 2010: $2,175; 2009: $2,136)	2,625	2,561
Noncurrent receivables	343	210
Total investments	6,239	5,995
Property
Property	51,025	53,567
Accumulated depreciation	33,609	35,426
Net property (variable interest entities restricted - 2010: $1,114)	17,416	18,141
Other Assets
Goodwill	13,000	13,213
Other intangible assets (net of accumulated amortization - 2010: $1,654; 2009: $1,302)	5,625	5,966
Deferred income tax assets - noncurrent	1,866	2,039
Asbestos-related insurance receivables - noncurrent	250	330
Deferred charges and other assets	936	792
Total other assets	21,677	22,340
Total Assets	$66,001	$66,018

Liabilities and Equity
Current Liabilities
Notes payable	$1,329	$2,139
Long-term debt due within one year	1,772	1,082
Accounts payable:
Trade	3,978	4,153
Other	2,025	2,014
Income taxes payable	291	176
Deferred income tax liabilities - current	98	78
Dividends payable	256	254
Accrued and other current liabilities	3,410	3,209
Total current liabilities	13,159	13,105
Long-Term Debt	18,030	19,152
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,301	1,367
Pension and other postretirement benefits - noncurrent	7,299	7,242
Asbestos-related liabilities - noncurrent	735	734
Other noncurrent obligations	2,873	3,294
Total other noncurrent liabilities	12,208	12,637
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	4,000
Common stock	2,919	2,906
Additional paid-in capital	2,116	1,913
Retained earnings	17,478	16,704
Accumulated other comprehensive loss	(3,810)	(3,892)
Unearned ESOP shares	(484)	(519)
Treasury stock at cost	(313)	(557)
The Dow Chemical Company's stockholders' equity	21,906	20,555
Noncontrolling interests	698	569
Total equity	22,604	21,124
Total Liabilities and Equity	$66,001	$66,018
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2010	2009	2010	2009 (1)
Sales by operating segment
Electronic and Specialty Materials	$1,402	$1,256	$4,054	$3,391
Coatings and Infrastructure	1,321	1,330	3,868	3,610
Health and Agricultural Sciences	948	796	3,593	3,461
Performance Systems	1,578	1,538	5,027	4,277
Performance Products	2,630	2,420	8,187	6,519
Basic Plastics	2,618	2,636	8,633	7,036
Basic Chemicals	757	568	2,203	1,739
Hydrocarbons and Energy	1,540	1,209	4,096	3,107
Corporate	74	293	242	1,038
Total	$12,868	$12,046	$39,903	$34,178
EBITDA (2) by operating segment
Electronic and Specialty Materials	$426	$407	$1,260	$658
Coatings and Infrastructure	225	213	548	359
Health and Agricultural Sciences	(12)	5	568	508
Performance Systems	225	207	652	522
Performance Products	429	438	1,047	797
Basic Plastics	731	590	2,145	1,117
Basic Chemicals	181	195	401	83
Hydrocarbons and Energy	2	457	1	392
Corporate	(425)	(275)	(1,178)	(837)
Total	$1,782	$2,237	$5,444	$3,599
Certain items increasing (reducing) EBITDA by operating segment (3)
Electronic and Specialty Materials	$-	$-	$(8)	$(172)
Coatings and Infrastructure	-	-	(5)	(254)
Health and Agricultural Sciences	-	-	-	15
Performance Systems	-	1	15	(29)
Performance Products	-	140	11	45
Basic Plastics	2	-	12	(1)
Basic Chemicals	-	187	-	112
Hydrocarbons and Energy	-	457	-	392
Corporate	(131)	(103)	(195)	(563)
Total	$(129)	$682	$(170)	$(455)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$98	$94	$323	$157
Coatings and Infrastructure	-	1	2	3
Health and Agricultural Sciences	2	2	3	3
Performance Systems	(2)	3	-	6
Performance Products	(7)	19	2	27
Basic Plastics	63	55	187	113
Basic Chemicals	92	45	244	94
Hydrocarbons and Energy	6	11	50	15
Corporate	(1)	(6)	(12)	(7)
Total	$251	$224	$799	$411

Sales by Geographic Area (4)
	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2010	2009	2010	2009 (1)
North America	$4,700	$4,251	$14,639	$12,677
Europe, Middle East and Africa	4,293	4,240	13,761	11,955
Asia Pacific	2,257	2,176	7,119	5,842
Latin America	1,618	1,379	4,384	3,704
Total	$12,868	$12,046	$39,903	$34,178

Sales Volume and Price by Operating Segment and Geographic Area
	Three Months Ended			Nine Months Ended
	Sept. 30, 2010			Sept. 30, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	13%	(1)%	12%	21%	(1)%	20%
Coatings and Infrastructure	(10)%	9%	(1)%	(1)%	8%	7%
Health and Agricultural Sciences	26%	(7)%	19%	8%	(4)%	4%
Performance Systems	-	3%	3%	13%	5%	18%
Performance Products	(4)%	13%	9%	8%	18%	26%
Basic Plastics	(12)%	11%	(1)%	(6)%	29%	23%
Basic Chemicals	13%	20%	33%	8%	19%	27%
Hydrocarbons and Energy	13%	14%	27%	(6)%	38%	32%
Total	(1)%	8%	7%	2%	15%	17%
North America	-	11%	11%	-	15%	15%
Europe, Middle East and Africa	(4)%	5%	1%	-	15%	15%
Asia Pacific	(4)%	8%	4%	10%	12%	22%
Latin America	5%	12%	17%	4%	14%	18%
Total	(1)%	8%	7%	2%	15%	17%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (5)
	Three Months Ended			Nine Months Ended
	Sept. 30, 2010			Sept. 30, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	13%	(1)%	12%	21%	(1)%	20%
Coatings and Infrastructure	1%	10%	11%	7%	9%	16%
Health and Agricultural Sciences	26%	(7)%	19%	8%	(4)%	4%
Performance Systems	12%	4%	16%	17%	6%	23%
Performance Products	10%	15%	25%	15%	19%	34%
Basic Plastics	5%	14%	19%	-	31%	31%
Basic Chemicals	13%	20%	33%	9%	18%	27%
Hydrocarbons and Energy	57%	20%	77%	30%	53%	83%
Total	14%	9%	23%	12%	16%	28%
North America	15%	12%	27%	12%	17%	29%
Europe, Middle East and Africa	16%	7%	23%	12%	17%	29%
Asia Pacific	8%	9%	17%	15%	12%	27%
Latin America	11%	13%	24%	7%	14%	21%
Total	14%	9%	23%	12%	16%	28%

(1)	Pro forma amounts or comparisons, reflecting the combination of historical information of Dow and Rohm and Haas.

(2)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes.  EBITDA by operating segment includes all operating items relating to the businesses; items that principally apply to the Company as a whole are assigned to Corporate.  A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009 (1)
EBITDA	$1,782	$2,237	$5,444	$3,599
- Depreciation and amortization	716	752	2,207	2,271
+ Interest income	7	6	24	30
- Interest expense and amortization of debt discount	362	488	1,105	1,556
Income (Loss) from Continuing Operations Before Income Taxes	$711	$1,003	$2,156	$(198)

(3)	See Supplemental Information for a description of certain items affecting results in 2010 and 2009.

(4)
Sales to customers in the Middle East and Africa, previously reported with India, Middle East and Africa ("IMEA"), are now aligned with Europe, Middle East and Africa; sales to customers in the Indian subcontinent, previously reported with IMEA, are now aligned with Asia Pacific; prior period sales have been adjusted to reflect this realignment.

(5)
Excludes sales of the Salt business of Rohm and Haas Company divested on October 1, 2009, sales related to TRN divested on September 1, 2009, sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010 and sales of Styron divested on June 17, 2010.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2010 and September 30, 2009.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Transaction, integration and other acquisition costs	$(35)	$(47)	$(23)	$(34)	$(0.02)	$(0.03)
Gain (Loss) on divestiture of Styron	2	-	(23)	-	(0.02)	-
Labor-related litigation matter	(50)	-	(33)	-	(0.03)	-
Gain on sale of TRN	-	457	-	321	-	0.29
Gain on sale of OPTIMAL	-	328	-	191	-	0.17
Loss on early extinguishment of debt	(46)	(56)	(29)	(36)	(0.02)	(0.03)
Total Dow	$(129)	$682	$(108)	$442	$(0.09)	$0.40
(1)	Impact on “Income from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income from Continuing Operations”
(3)	Impact on “Net income from continuing operations available for common stockholders - Earnings per common share – diluted”

The following table summarizes the impact of certain items recorded in the nine-month periods ended September 30, 2010 and September 30, 2009. Prior period pretax amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	-	$(209)	-	$(132)	-	$(0.13)
Restructuring charges	$(29)	(681)	$(16)	(462)	$(0.02)	(0.45)
Transaction, integration and other acquisition costs	(98)	(181)	(64)	(136)	(0.05)	(0.13)
Dow Corning restructuring	-	(29)	-	(27)	-	(0.03)
Gain (Loss) on divestiture of Styron	53	-	(39)	-	(0.03)	-
Labor-related litigation matter	(50)	-	(33)	-	(0.03)	-
Gain on sale of TRN	-	457	-	321	-	0.29
Gain on sale of OPTIMAL	-	328	-	191	-	0.17
Loss on early extinguishment of debt	(46)	(56)	(29)	(36)	(0.02)	(0.03)
Total Dow	$(170)	$(371)	$(181)	$(281)	$(0.15)	$(0.31)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(2)
Restructuring charges	-	(2)
Transaction and other acquisition costs	-	(80)
Total Pro Forma	-	$(455)
(1)	Impact on “Income from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income from Continuing Operations”
(3)	Impact on “Net income from continuing operations available for common stockholders - Earnings per common share – diluted”

Results from continuing operations in the third quarter of 2010 were impacted by four items:

•
Pretax charges totaling $35 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges were included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Net $2 million pretax increase in the gain (net $23 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The adjustment included a net gain on the subsequent sale of two small, related joint ventures, working capital adjustments and additional costs to sell. The net pretax gain was included in “Sundry income (expense) – net” and reflected in Basic Plastics.

•	Pretax charge of $50 million for a labor-related litigation matter included in “Cost of sales” and reflected in Corporate.

•	Pretax loss of $46 million on the early extinguishment of debt included in “Sundry Income (expense) - net” and reflected in Corporate.

In addition to the items described above for the third quarter of 2010, results from continuing operations for the nine-month period ended September 30, 2010 were impacted by the following items:

•
Pretax adjustments to the 2009 restructuring charge of $29 million, including $16 million related to additional asset impairments, approximately half of which was related to a consolidated joint venture, and $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges were shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million), Performance Products ($15 million) and Corporate ($1 million).

•
Pretax charges totaling $63 million in the first six months of 2010 for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges were included in “Acquisition and integration related expenses” and reflected in Corporate.

•
Pretax gain of $51 million ($16 million loss after tax) on the divestiture of Styron. The pretax gain was included in “Sundry income (expense) – net” and was reflected in Performance Systems ($15 million), Performance Products ($26 million) and Basic Plastics ($10 million).

Results from continuing operations in the third quarter of 2009 were impacted by four items:

•
Pretax charges totaling $47 million related to the April 1, 2009 acquisition of Rohm and Haas. The charges included transaction and integration costs of $21 million (included in “Acquisition and integration related expenses”) and other acquisition costs of $26 million (primarily included in “Selling, general and administrative expenses”), reflected in Corporate.

•
Net pretax gain of $457 million on the sale of Total Raffinaderij Nederland N.V. (“TRN”), a nonconsolidated affiliate, on September 1, 2009. The net gain consisted of a $513 million gain on the sale included in “Sundry income (expense) – net,” offset by $56 million in hedging losses included in “Cost of sales,” reflected in Hydrocarbons and Energy.

•
Pretax gain of $328 million on the sale of the OPTIMAL Group of Companies (“OPTIMAL”), nonconsolidated affiliates, on September 30, 2009, included in “Sundry income (expense) – net” and reflected in the operating segments as follows:  $1 million in Performance Systems, $140 million in Performance Products and $187 million in Basic Chemicals.

•	Pretax loss of $56 million on the early extinguishment of debt included in “Sundry income (expense) – net” and reflected in Corporate.

In addition to the items described above for the third quarter of 2009, results from continuing operations for the nine-month period ended September 30, 2009 were unfavorably impacted by the following items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter of 2009. The increase was included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $681 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which was shown as “Restructuring charges” in the consolidated statements of income, was reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Basic Plastics, $75 million in Basic Chemicals, $65 million in Hydrocarbons and Energy and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which was reflected in Health and Agricultural Sciences, and a net increase of $19 million to the 2008 restructuring charge resulting from adjustments to severance, reflected in Corporate.

•
Pretax charges totaling $134 million for transaction ($100 million included in “Acquisition and integration related expenses”) and other acquisition costs ($34 million included primarily in “Selling, general and administrative expenses”) related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge was reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

In addition to the items described above for the third quarter of 2009, pro forma results from continuing operations for the nine-months ended September 30, 2009 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.